USA TRUCK FILES BREACH OF CONTRACT LAWSUIT AGAINST KNIGHT TRANSPORTATION INC. RELATED TO MISUSE OF CONFIDENTIAL INFORMATION

Lawsuit Alleges Knight Used Confidential Information in Connection with Stock Acquisitions in Violation of Confidentiality Agreement

VAN BUREN, ARK.  - October 10, 2013 - USA Truck, Inc. (NASDAQ: USAK), a leading truckload transportation company, stated today that it has filed a breach of contract lawsuit against Knight Transportation Inc.  for, among other things, improperly using USA Truck’s confidential information to begin a creeping hostile acquisition of USA Truck at a price that the Board has unanimously concluded does not reflect the Company’s full intrinsic value.

USA Truck issued the following statement regarding the lawsuit:

USA Truck’s Board of Directors is very disappointed that Knight is doing exactly what it promised not to do:   use confidential information that it was provided in the context of friendly and private discussions regarding a negotiated transaction between the companies to initiate a creeping hostile takeover of USA Truck at a price that does not reflect the full intrinsic value of USA Truck. As stated in the Company’s release dated September 26, the Company has previously offered to meet with Knight and remains open to all strategic options that reflect the full intrinsic value of USA Truck, including further discussions with Knight.

The action, filed in the Circuit Court of Crawford County, in Van Buren, Arkansas, alleges that Knight Transportation’s actions, including its purchasing shares of USA Truck stock, using USA Truck’s confidential information and its disclosure of the prior discussions with USA Truck, are blatant  violations of the Confidentiality Agreement between the parties and have disadvantaged the Company’s other stockholders.  According to the lawsuit, Knight Transportation’s recent public statements have made clear that Knight Transportation intends to further violate the Confidentiality Agreement by using such confidential information to pursue a hostile takeover of USA Truck without negotiating with USA Truck’s Board of Directors.

To ensure that USA Truck’s Board of Directors can consider a proposed transaction in light of the recent initiatives undertaken by the Company’s new management team and earnings growth prospects without the threat of continued share acquisitions by Knight Transportation, the lawsuit seeks to require Knight Transportation to restore a level playing field by divesting the shares it acquired in violation of the Confidentiality Agreement.

Moelis & Company LLC and Stephens Inc. are acting as financial advisors to USA Truck and Latham & Watkins LLP and Kutak Rock LLP are acting as USA Truck’s legal advisors.

About USA Truck

USA Truck is a transportation and logistics provider headquartered in Van Buren, Arkansas, with terminals, offices and staging facilities located throughout the United States. We transport commodities throughout the continental U.S. and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas. Our Strategic Capacity Solutions and Intermodal service offerings provide customized transportation solutions using the latest technological tools available and multiple modes of transportation.

Company Contact:
Cliff Beckham
Executive Vice President and Chief Financial Officer
(479) 471-2672
Cliff.Beckham@usa-truck.com

Investor Relations Contact:
Harriet Fried/Jody Burfening
LHA
(212) 838-3777
hfried@lhai.com